First Foundation Inc. (NYSE: FFWM) April 30, 2025

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FIRST QUARTER 2025 RESULTS

●	Net income of $6.9 million for the quarter or earnings per share of $0.08 for the quarter (basic and diluted).
●	Total revenue of $71.3 million for the quarter, due in part to continued quarter-over-quarter NIM expansion from 1.58% to 1.67%.
●	Total delinquent loans decreased to $16.1 million for the quarter, compared to $30.0 million for the prior quarter.
●	Net charge-offs for the quarter of $0.2 million or 0.01% (annualized) of average loan balances, and ACL increased to 0.46% of total loans held for investment.
●	Book value and tangible book value per common share of $12.87 and $11.77 for the quarter, respectively. Tangible book value per common share (adjusted) (a) of $9.42 for the quarter.

1Q25 Key Financial Data	Highlights

Profitability Metrics	1Q25	4Q24	1Q24
Return on average assets (%)	0.22	(0.42)	0.02
Adjusted return on average assets (%)(a)	0.23	(0.42)	0.03
Return on average common equity (%)	2.9	(5.8)	0.3
Return on average tangible common equity (%)(a)	3.0	(5.7)	0.5
Net interest margin (%)	1.67	1.58	1.17
Efficiency ratio (%)(a)	86.0	103.1	98.4

Income Statement (b)	1Q25	4Q24	1Q24
Net interest income	$ 51,799	$ 51,310	$ 38,386
Noninterest income	$ 19,602	$ 13,367	$ 12,683
Net income (loss) attributable to common shareholders	$ 6,896	($ 14,111)	$ 793
Adjusted net income (loss) attributable to common shareholders(a)	$ 7,121	($ 13,873)	$ 1,059
Earnings (loss) per share	$ 0.08	($ 0.17)	$ 0.01
Adjusted earnings (loss) per share (basic) (a)	$ 0.09	($ 0.17)	$ 0.02
Adjusted earnings (loss) per share (diluted) (a)	$ 0.09	($ 0.17)	$ 0.02

Balance Sheet (b)	1Q25	4Q24	1Q24
Total loans	$ 8,996,786	$ 9,227,212	$ 10,086,346
Total deposits	$ 9,561,645	$ 9,870,279	$ 10,638,970
Loan to deposit ratio	94.1%	93.5%	94.8%
Net charge-off ratio	0.01%	0.70%	0.01%
Book value per common share	$ 12.87	$ 12.79	$ 16.43
Tangible book value per common share(a)	$ 11.77	$ 11.68	$ 16.35
Tangible book value per common share (adjusted) (a)	$ 9.42	$ 9.36	N/A
Total risk-based capital ratio	14.04%	13.34%	12.49%

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Loan to deposit ratio of 94.1% as of March 31, 2025.
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Cost of deposits 3.04% for the quarter, a decrease of 15 basis points from the prior quarter and 59 basis points from the year-ago quarter.
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Maintained strong liquidity and capital positions:
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Total liquidity of $3.6 billion as of March 31, 2025.
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Liquidity to uninsured and uncollateralized deposits ratio of 2.18x
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Increase in all capital ratios during the quarter, compared to the prior and year-ago quarters. (c)
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Net interest margin of 1.67% for the quarter, an increase of 9 basis points from the prior quarter and 50 basis points from the year-ago quarter.
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Nonperforming assets to total assets of 0.36% for the quarter, compared to 0.37% for the prior quarter and 0.18% for the year-ago quarter.
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Recorded $2.9 million in provision for loan losses (net of charge-offs of $0.2 million) increasing the ratio of allowance for credit losses to total loans held for investment to 0.46%, an increase of 17 basis points from the year-ago-quarter.
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Total risk-based capital ratio of 14.04% for the current, up from 13.34% in the prior quarter and 12.49% in the year-ago quarter.(c)

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios (c) Capital ratios for 3/31/25 are preliminary

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $6.9 million, or $0.08 per share (basic and diluted) for the first quarter of 2025.

Thomas C. Shafer CEO

"We were pleased to return to profitability in the first quarter of 2025, with net interest margin continuing to expand and credit costs at more normalized levels,” said Thomas C. Shafer, Chief Executive Officer of First Foundation Inc.  “Nearly six months into my tenure at First Foundation, I am excited about what the organization has already accomplished and optimistic about our ability to meaningfully improve profitability over time.  Our intermediate-term goals remain unchanged: reducing our CRE exposure, improving our funding profile and freeing up capacity to grow our core private banking and commercial franchises.”

Jamie Britton CFO

“This year is off to a strong start, and our momentum continues into the second quarter.  Progress on reducing the multifamily portfolio will allow us to meaningfully reduce brokered and high-cost deposits going forward,” conveyed Jamie Britton, Chief Financial Officer of First Foundation Inc.  “While our net interest margin has already improved meaningfully from the low point we recorded in the first quarter of 2024, we remain focused on reducing funding costs and repricing lower-yielding earning assets.  This should support additional margin expansion and sustainable profitability improvements going forward.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

l

1Q25 Highlights
Financial Results:
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Total revenue of $71.4 million for the quarter, compared to $64.7 million in the prior quarter.
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Net interest income of $51.8 million for the quarter, compared to $51.3 million in the prior quarter.
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Net interest margin (“NIM”) improved to 1.67 % for the quarter, up from 1.58% in the prior quarter and 1.17% in the year-ago quarter.
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Noninterest expense to average total assets (annualized) of 1.96% for the quarter, compared to 2.02% for the prior quarter.  Noninterest expense totaled $61.7 million for the quarter, down from $67.0 million in the prior quarter.
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Customer service costs decreased to $15.1 million during the quarter compared to $17.8 million in the prior quarter.
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Recorded $4.7 million in gain on sale of securities and $2.8 million in capital market activities income.  Capital market activities income consists of unrealized gains on the valuation of our loans held for sale portfolio, net of associated derivative losses.  During the quarter, the Bank entered into an interest rate swap agreement to hedge the interest rate risk to earnings associated with fair value changes in the valuation allowance established for the loans held for sale portfolio.
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The allowance for credit losses on loans held for investment totaled $35.2 million as of March 31, 2025, compared to $32.3 million at prior quarter end.  The ratio of allowance for credit losses to total loans held for investment was 0.46% as of March 31, 2025, compared to 0.41% at prior quarter end.  During the quarter $2.9 million in provision for loan losses was recorded (net of charge-offs of $0.2 million) primarily reflecting higher reserves for the commercial loan portfolio (including the equipment finance portfolio), due to increased model-calculated loss factors, including adjustments in the loss factors for substandard and equipment finance loans.
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Nonperforming assets (“NPAs”) to total assets were 0.36%, compared to 0.37% in the prior quarter.
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Cash and cash equivalents totaled $1.0 billion, representing 8.1% of total assets at March 31, 2025, relatively unchanged from the prior quarter.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $2.2 billion.  An additional $240 million is available in uncommitted federal funds credit lines.
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Tangible book value per common share as converted (non-GAAP measure) was $9.42 as of March 31, 2025, compared to $9.36 as of December 31, 2024.
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Total tangible common equity of $970 million and tangible book value per common share of $11.77 (non-GAAP measures) as of March 31, 2025, compared to $962 million and $11.68 per common share, respectively as of December 31, 2024.
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$57.5 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $66.3 million in the prior quarter.
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Deposits totaled $9.6 billion as of March 31, 2025, compared to $9.9 billion as of December 31, 2024.  Core and wholesale deposits totaled $7.5 billion and $2.1 billion respectively as of March 31, 2025, compared to $7.4 billion and $2.5 billion respectively as of December 31, 2024.

Other Activity:
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Cost of deposits (including noninterest bearing) decreased to 3.04% for the current quarter, down from 3.19% in the prior quarter.
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Loan fundings totaled $180 million at an average yield of 7.09% for the current quarter compared to $364 million at an average yield of 7.51% in the prior quarter.
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Average assets totaled $12.6 billion for the current quarter, compared to $13.3 billion for the prior quarter.  The full-quarter impact of the prior quarter’s $492 million loan securitization contributed to the decrease in average assets for the current quarter.
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Assets under management (“AUM”) at FFA ended the quarter at $5.1 billion, compared to $5.4 billion at the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, compared to $1.1 billion in the prior quarter.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2024’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked #55 on the national list and marks the third consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $9.0 billion as of March 31, 2025, compared to $9.2 billion and $10.1 billion as of December 31, 2024, and March 31, 2024, respectively.  Loan balances consisted of $7.7 billion in loans held for investment and $1.3 billion in loans held for sale at March 31, 2025 compared to $7.9 billion in loans held for investment and $1.3 billion in loans held for sale at December 31, 2024.

Loan fundings totaled $180 million, offset by loan payments and payoffs of $431 million, in the quarter.  This compares to loan fundings totaling $364 million, offset by loan payments and payoffs of $589 million, in the prior quarter and loan fundings totaling $302 million, offset by loan payments and payoffs of $393 million in the first quarter of 2024.  Commercial and industrial (“C&I”) loans accounted for 78% of total fundings for the quarter.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

There were no loan sales in the quarter.  The fair value adjustment of the $1.3 billion in loans held for sale at March 31, 2025 was 94.5%, compared to 93.4% at December 31, 2024.

Loan portfolio average yield was 4.69% in the quarter, a decrease of 2 basis points compared to 4.71% in the prior quarter, and a decrease of 1 basis point compared to 4.70% in the year-ago quarter.  Average yields on new loan fundings were 7.09% in the quarter, compared to 7.51% in the prior quarter and 8.39% for the year-ago quarter.

Investment Securities

Investment securities were $2.2 billion as of March 31, 2025, compared to $2.0 billion and $1.6 billion as of December 31, 2024, and March 31, 2024, respectively.  During the quarter, $701 million in investment securities were purchased, offset by $466 million in sales and $56 million in principal paydowns.  The investment securities purchased during the quarter consisted of $497 million in agency mortgage-backed securities and $204 million in collateralized mortgage obligations at a combined weighted average yield of 5.35%.

The allowance for credit losses for investments was $4.0 million as of March 31, 2025, compared to $4.1 million from the prior quarter.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $10.2 million as of March 31, 2025, compared to $12.7 million as of December 31, 2024.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $47.3 million as of March 31, 2025, compared to $53.6 million as of December 31, 2024.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

maturity portfolios totaled $57.5 million, or 2.60% of the combined portfolios as of March 31, 2025, compared to $66.3 million or 3.27% of the combined portfolios as of December 31, 2024.  The decrease in unrealized and unrecognized losses (tax-effected) was largely driven by the decline in treasury rates during the quarter.

Investment securities portfolio average yield was 4.30% in the quarter, compared to 4.41% in the prior quarter and 4.06% in the first quarter of 2024.

Deposits and Borrowings

Deposits were $9.6 billion as of March 31, 2025, compared to $9.9 billion as of December 31, 2024, and $10.6 billion as of March 31, 2024.  The decrease in deposits from the prior quarter was largely due to a $400 million decrease in higher-cost brokered deposits as these deposits matured without replenishment, offset by a $71 million increase in combined retail, specialty, and digital banking deposit balances.  Noninterest-bearing deposits accounted for 21% of total deposits, up from 20% in the prior quarter and 17% in the year-ago quarter.  Core deposits accounted for 70% of total deposits as of March 31, 2025, up from 67% and 64% as of December 31, 2024, and March 31, 2024, respectively.  Brokered deposits accounted for 30% of total deposits as of March 31, 2025, down from 33% and 36% as of December 31, 2024, and March 31, 2024, respectively.

Cost of deposits was 3.04% for the quarter, compared to 3.19% for the prior quarter and 3.63% for the year-ago quarter.

Insured and collateralized deposits accounted for approximately 83% of total deposits as of March 31, 2025, compared to 84% from the prior quarter.

Our loan to deposit ratio measured 94.1% as of March 31, 2025, compared to 93.5% and 94.8% as of December 31, 2024, and March 31, 2024, respectively.

Borrowings were $1.7 billion as of March 31, 2025, compared to $1.4 billion and $1.7 billion as of December 31, 2024, and March 31, 2024, respectively.  Average borrowings outstanding were $1.5 billion or 11.8% of average assets for the quarter, compared to $1.5 billion or 11.5% of average assets for the prior quarter and $1.6 billion or 11.8% for the year-ago quarter.  The weighted average rate paid on borrowings was 4.08% for the quarter, compared to 4.14% for the prior quarter and 4.08% for the year-ago quarter.

As of March 31, 2025, our total unused borrowing capacity was $2.4 billion, which consists of $2.2 billion in available lines of credit with the FHLB and the Federal Reserve Bank’s discount window as well as an additional $240 million in available lines of credit with other correspondent banks.

Private Wealth Management and Trust Assets

Our AUM balance was $5.1 billion as of March 31, 2025, compared to $5.4 billion as of December 31, 2024, and $5.5 billion as of March 31, 2024.  Activity within the AUM balance during the quarter consisted of the following:  $27 million of new accounts; $303 million of net withdrawals; and $110 million of performance losses.  AUA at FFB’s Trust Department was $1.2 billion as of March 31, 2025, compared to $1.1 billion as of December 31, 2024, and $1.2 billion as of March 31, 2024.

Net Interest Income and Net Interest Margin

Net interest income was $51.8 million for the quarter, compared to $51.3 million for the prior quarter and $38.4 million for the year-ago quarter.  Interest income totaled $141.7 million for the quarter, compared to $152.5 million for the prior quarter and $150.5 million for the year-ago quarter.  The decrease in interest income compared to the prior quarter was due to a decrease in average interest-earning asset balances and a decrease in the average

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

rates earned on such balances.  Average interest-earning asset balances totaled $12.3 billion for the quarter, compared to $13.0 billion for both the prior and year-ago quarters.  Yields on interest-earning assets averaged 4.63% for the quarter, compared to 4.68% for the prior quarter and 4.64% for the year-ago quarter.

Interest expense was $90.0 million for the quarter, compared to $101.2 million for the prior quarter and $112.1 million for the year-ago quarter.  The decrease in interest expense compared to the prior quarter was due primarily to a decrease in average interest-bearing liability balances, as well as a decrease in rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.4 billion for the quarter, compared to $9.9 billion from the prior quarter and $10.6 billion for the year-ago quarter.  Rates on interest-bearing liability balances averaged 3.88% for the quarter, compared to 4.05% for the prior quarter and 4.24% for the year-ago quarter.  Rates on interest-bearing deposits averaged 3.84% for the quarter, compared to 4.04% for the prior quarter and 4.28% for the year-ago quarter.  Rates on borrowings averaged 4.08% for the quarter, compared to 4.14% for the prior quarter and 4.08% for the year-ago quarter.

The 0.17% decrease in average rate paid on interest-bearing liability balances, offset by a decrease of 0.05% in the yield earned on interest-earning assets contributed to an overall increase in net interest margin (“NIM”) for the quarter.  NIM was 1.67% for the quarter, compared to 1.58% for the prior quarter and 1.17% for the year-ago quarter.

Noninterest Income

Noninterest income totaled $19.6 million for the quarter, compared to $13.4 million in the prior quarter and $12.7 million in the year-ago quarter.  During the quarter, the Company recorded $4.7 million in gain on sale of securities and $2.8 million in capital markets activities income.  Capital markets activity income consists of unrealized gains on the valuation of our loans held for sale portfolio, net of corresponding derivative losses.  The fair value of the $1.3 billion in loans held for sale at March 31, 2025 was 94.5%, compared to 93.4% at December 31, 2024, and 93.8% at the time of transfer in August 2024.  During the quarter, the Bank entered into an interest rate swap agreement to hedge the interest rate risk to earnings associated with the fair value changes in the valuation allowance established for the loans held for sale portfolio.

Noninterest income during the quarter was comprised of $7.3 million in investment advisory fees, $1.6 million in trust consulting and administrative fees, $1.7 million in loan and servicing fees, $4.7 million in gain on the sale of securities, $2.8 million in capital market activities income, $0.5 million of deposit account fees and other income of $1.0 million.

Noninterest Expense

Noninterest expense was $61.7 million in the quarter, compared to $67.0 million in the prior quarter and $50.6 million in the year-ago quarter.  Noninterest expense to average total assets was 1.96% in the quarter, compared to 2.02% in the prior quarter and 1.52% in the year-ago quarter.

Compensation and benefits expense totaled $25.1 million for the quarter, compared to $25.4 million for the prior quarter and $19.4 million for the year-ago quarter.  Headcount averaged 562 FTEs for the quarter, compared to 549 for the prior quarter and 564 for the year-ago quarter.  Occupancy and depreciation expense totaled $8.4 million for the quarter, compared to $10.4 million for the prior quarter and $9.1 million for the year-ago quarter.  The decrease from the prior quarter was largely due to a $1.1 million write-off of previously incurred software development costs in the prior quarter.

Customer service costs totaled $15.1 million for the quarter, compared to $17.8 million in the prior quarter, and $10.7 million in the year-ago quarter.  The decrease in customer service costs from the prior quarter was due

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

primarily to a decrease in the average rates paid on depository accounts receiving earnings credit as well as a decrease in average balances of such accounts compared to the prior quarter.  The decrease in average rates paid reflects the full-quarter benefit of the decreases in the Fed Funds target rate in November 2024 and December 2024.  The decrease in average balances of depository accounts receiving earnings credit was due to seasonal outflows of mortgage servicing-related deposits which typically decrease during the first quarter.  The current year decrease in customer service costs from the prior year was due to a decrease in the average rates paid on depository accounts receiving earnings credits and a decrease in the average balances receiving earnings credits.

Our efficiency ratio (non-GAAP) for the quarter was 86.0%, compared to 103.1% for the prior quarter, and 98.4% for the year-ago quarter.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.  The improvement in the ratio compared to the prior quarter was due to a decrease in adjusted noninterest expense and an increase in revenue.

Income Tax Expense

We recorded income tax benefit of $0.6 million in the first quarter of 2025, with an effective tax rate of -10.1%.  The effective tax rate for the first quarter of 2025 was predominately driven by the net tax benefits from low- income housing tax credit investments and from tax exempt interest income.

Asset Quality

Total nonperforming assets were $44.9 million as of March 31, 2025, compared to $46.7 million and $24.0 million as of December 31, 2024, and March 31, 2024, respectively.  Our ratio of nonperforming assets to total assets was 0.36% as of March 31, 2025, compared to 0.37% and 0.18% as of December 31, 2024, and March 31, 2024, respectively.  Total delinquent and nonaccrual loans were $54.8 million or 0.71% of total loans held for investment as of March 31, 2025, compared to $70.4 million or 0.89% of total loans held for investment as of December 31, 2024, and $35.9 million or 0.36% of total loans held for investment as of March 31, 2024.

Our allowance for credit losses for loans was $35.2 million, or 0.46% of total loans held for investment as of March 31, 2025, compared to $32.3 million, or 0.41% of total loans held for investment as of the prior quarter, and $29.2 million, or 0.29% of total loans held for investment as of the year-ago quarter.  Net charge-offs were $0.2 million or 0.01% (annualized) of average loan balances for the quarter, compared to $17.1 million or 0.70% (annualized) for the prior quarter, and net charge-offs of $0.3 million or 0.01% (annualized) of average loan balances for the year-ago quarter.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 64.2% as of March 31, 2025, compared to 45.9% and 81.6% as of the prior and year-ago quarters, respectively.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	March 31,	December 31,	March 31,
First Foundation Inc.	2025	2024	2024
Common equity tier 1 risk-based capital ratio	10.63%	10.09%	10.20%
Tier 1 leverage ratio	8.12%	7.59%	7.00%
Tier 1 risk-based capital ratio	11.63%	11.05%	10.20%
Total risk-based capital ratio	14.04%	13.34%	12.49%

First Foundation Bank
Common equity tier 1 risk-based capital ratio	13.29%	12.64%	11.84%
Tier 1 leverage ratio	9.28%	8.67%	8.12%
Tier 1 risk-based capital ratio	13.29%	12.64%	11.84%
Total risk-based capital ratio	13.74%	13.03%	12.24%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 risk-based capital ratio of 6.5%; a tier 1 leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The March 31, 2025 ratios are preliminary and subject to change until filing of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for March 31, 2025 is completed.

Shareholders' equity totaled $1,060.6 million as of March 31, 2025, compared to $1,053.4 million and $928.7 million as of December 31, 2024, and March 31, 2024, respectively.  The change from the prior quarter consists primarily of net income of $6.9 million for the quarter, offset by an increase in the net loss in accumulated other comprehensive income (“AOCI”) of $1.3 million for the quarter.  The increase in the net loss in AOCI was due to a $3.5 million loss associated with the cash flow hedge, offset by a $2.2 million increase in unrealized holding gains on the securities portfolio.  At March 31, 2025, there were no declared dividends outstanding with respect to preferred or common stock. Our tangible book value per common share (non-GAAP measure) was $11.77 as of March 31, 2025, compared to $11.68 as of December 31, 2024, and $16.35 as of March 31, 2024.  Our tangible book value per common share as converted (non-GAAP measure) was $9.42 as of March 31, 2025, compared to $9.36 as of December 31, 2024.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Wednesday April 30, 2025 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” at https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (800) 715-9871 using conference ID 2340475.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay at https://investor.ff-inc.com/events-calendar.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; recent turnover in our Board of Directors and our executive management team; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; the risk that we may not be able to fully utilize our deferred tax asset, and could be required to establish a full or partial valuation allowance, which would result in a charge to operating income; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; the impacts of tariffs and trade policies of the U.S. and its global trading partners and uncertainty regarding the same; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to resume the payment of dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	March 31,	December 31,	March 31,
	2025	2024	2024
ASSETS

Cash and cash equivalents	$1,013,855	$1,016,132	$1,588,036

Securities available-for-sale ("AFS")	1,521,980	1,318,019	805,126
Securities held-to-maturity ("HTM")	691,931	712,105	775,702
Allowance for credit losses - investments	(4,027)	(4,134)	(7,911)
Total securities, net	2,209,884	2,025,990	1,572,917

Loans held for sale	1,312,206	1,285,819	-

Loans held for investment	7,684,580	7,941,393	10,086,346
Less: Allowance for credit losses	(35,200)	(32,302)	(29,295)
Total loans held for investment, net	7,649,380	7,909,091	10,057,051

Investment in FHLB stock	44,619	37,869	36,668
Accrued interest receivable	51,132	54,804	53,446
Deferred taxes	80,000	76,650	33,565
Premises and equipment, net	36,647	35,806	40,019
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	50,336	49,993	48,978
Core deposit intangibles	3,245	3,558	4,578
Derivative assets	205	5,086	6,035
Other assets	130,678	138,257	138,772
Total Assets	$12,588,397	$12,645,265	$13,586,275

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,561,645	$9,870,279	$10,638,970
Borrowings	1,674,314	1,425,369	1,705,493
Subordinated debt	173,475	173,459	173,413
Derivative liabilities	10,453	-	-
Accounts payable and other liabilities	107,899	122,795	139,665
Total Liabilities	11,527,786	11,591,902	12,657,541

Shareholders’ Equity:
Preferred stock	87,649	87,649	-
Common stock	82	82	57
Additional paid-in-capital	851,146	849,509	721,362
Retained earnings	131,935	125,038	218,802
Accumulated other comprehensive loss	(10,201)	(8,915)	(11,487)
Total Shareholders’ Equity	1,060,611	1,053,363	928,734
Total Liabilities and Shareholders’ Equity	$12,588,397	$12,645,265	$13,586,275

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended
(in thousands, except share and	March 31,	December 31,	March 31,
per share amounts)	2025	2024	2024
Interest income:
Loans	$106,500	$115,349	$118,444
Securities	21,095	22,825	19,774
Cash, FHLB Stock, and Fed Funds	14,147	14,299	12,235
Total interest income	141,742	152,473	150,453

Interest expense:
Deposits	73,319	83,500	94,492
Borrowings	14,934	15,943	15,870
Subordinated debt	1,690	1,720	1,705
Total interest expense	89,943	101,163	112,067

Net interest income	51,799	51,310	38,386

Provision for credit losses	3,417	20,647	577

Net interest income after provision for credit losses	48,382	30,663	37,809

Noninterest income:
Asset management, consulting and other fees	8,919	9,270	8,614
Gain on sale of loans	-	4,403	263
Gain on sale of securities available-for-sale	4,702	-	221
Capital market activities	2,831	(3,294)	836
Gain on sale of REO	-	-	679
Other income	3,150	2,988	2,070
Total noninterest income	19,602	13,367	12,683

Noninterest expense:
Compensation and benefits	25,108	25,406	19,407
Occupancy and depreciation	8,445	10,376	9,087
Professional services and marketing costs	5,907	5,845	3,390
Customer service costs	15,051	17,790	10,738
Other expenses	7,210	7,572	7,987
Total noninterest expense	61,721	66,989	50,609

Income (loss) before income taxes	6,263	(22,959)	(117)
Income tax (benefit) expense	(633)	(8,848)	(910)
Net income (loss)	$6,896	$(14,111)	$793

Net income (loss) per share:
Basic	$0.08	$(0.17)	$0.01
Diluted	$0.08	$(0.17)	$0.01
Shares used in computation:
Basic	82,373,616	82,195,021	56,484,655
Diluted	83,484,754	82,195,021	56,503,875

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended
(in thousands, except share and per share amounts	March 31,	December 31,	March 31,
and percentages)	2025	2024	2024
Selected Financial Data:
Return on average assets	0.22%	(0.42)%	0.02%
Return on average common equity	2.9%	(5.8)%	0.3%
Return on average tangible common equity (1)	3.0%	(5.7)%	0.5%
Efficiency ratio (2)	86.0%	103.1%	98.4%
Net interest margin	1.67%	1.58%	1.17%
Cost of deposits	3.04%	3.19%	3.63%
Loan to deposit ratio	94.1%	93.5%	94.8%
Noninterest expense to average total assets	1.96%	2.02%	1.52%
Loan fundings	$179,614	$364,475	$301,733
Assets under management	$5,059,004	$5,445,880	$5,466,176
Average shareholders' equity to average total assets	8.38%	8.00%	6.94%
Tangible common equity to tangible assets ratio(1)	7.71%	7.61%	6.80%
Book value per common share	$12.87	$12.79	$16.43
Tangible book value per common share (1)	$11.77	$11.68	$16.35

Asset Quality:
Nonperforming assets
Nonaccrual loans	$38,728	$40,444	$17,810
Other real estate owned	6,210	6,210	6,210
Total nonperforming assets	$44,938	$46,654	$24,020

Loans 30 - 89 days past due	$16,029	$17,069	$18,104
Accruing loans 90 days or more past due	$86	$12,900	$—

Nonperforming assets to total assets	0.36%	0.37%	0.18%
Loans 30 - 89 days past due to total loans held for investment	0.21%	0.21%	0.18%
Allowance for credit losses to loans held for investment	0.46%	0.41%	0.29%
Allowance for credit losses to past due and nonaccrual loans	64.2%	45.9%	81.6%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.70%	0.01%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands)	2025	2024	2024
Banking:
Interest income	$141,742	$152,473	$150,453
Interest expense	88,253	99,444	110,362
Net interest income	53,489	53,029	40,091
Provision for credit losses	3,417	20,647	577
Noninterest income	12,410	5,996	5,683
Noninterest expense	55,126	57,970	44,540
Income (loss) before income taxes	7,356	(19,592)	657
Income tax (benefit) expense	(373)	(8,425)	(711)
Net income (loss)	$7,729	$(11,167)	$1,368

Wealth Management:
Noninterest income	$7,549	$7,740	$7,349
Noninterest expense	7,455	5,904	5,676
Income before income taxes	94	1,836	1,673
Income tax expense	39	497	487
Net income	$55	$1,339	$1,186

Other and Eliminations:
Interest income	$—	$—	$—
Interest expense	1,690	1,719	1,705
Net interest expense	(1,690)	(1,719)	(1,705)
Noninterest income	(357)	(369)	(349)
Noninterest expense	(860)	3,115	393
(Loss) income before income taxes	(1,187)	(5,203)	(2,447)
Income tax (benefit) expense	(299)	(920)	(686)
Net (loss) income	$(888)	$(4,283)	$(1,761)

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2025	2024	2024	2024	2024
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,301,295	$3,341,823	$3,322,471	$5,227,261	$5,220,725
Single Family	843,637	873,491	889,616	917,656	929,922
Subtotal	4,144,932	4,215,314	4,212,087	6,144,917	6,150,647
Commercial properties	852,006	904,167	952,700	973,116	990,769
Land and construction	44,741	69,246	80,307	85,260	95,532
Total real estate loans	5,041,679	5,188,727	5,245,094	7,203,293	7,236,948
Commercial and industrial loans	2,636,368	2,746,351	2,837,830	2,866,024	2,831,982
Consumer loans	1,368	1,137	832	2,097	1,261
Total loans	7,679,415	7,936,215	8,083,756	10,071,414	10,070,191
Premiums, discounts and deferred fees and expenses	5,165	5,178	5,107	15,854	16,155
Total	$7,684,580	$7,941,393	$8,088,863	$10,087,268	$10,086,346

Loans held for sale	$1,389,593	$1,376,491	$1,905,912	$—	$—

Deposits:
Demand deposits:
Noninterest-bearing	$2,037,299	$1,956,628	$2,136,442	$2,109,830	$1,827,520
Interest-bearing	1,900,022	1,995,397	1,999,229	2,226,766	2,785,092
Money market and savings	3,612,753	3,524,801	3,543,668	3,656,369	3,309,002
Certificates of deposit	2,011,571	2,393,453	2,625,265	2,763,379	2,717,356
Total	$9,561,645	$9,870,279	$10,304,604	$10,756,344	$10,638,970

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2025	2024	2024
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$31,842	$26,598	$12,129
Single family	3,573	5,792	4,587
Subtotal	35,415	32,390	16,716
Commercial properties:
Non-owner occupied CRE	444	1	1
Owner-occupied CRE	-	1,361	603
Subtotal	444	1,362	604
Land and construction	3,544	4,778	11,038
Total real estate loans	39,403	38,530	28,358
Commercial and industrial loans	139,756	324,992	273,363
Consumer loans	455	953	12
Total	$179,614	$364,475	$301,733

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.35%	6.12%	6.77%
Single family	6.58%	6.47%	8.35%
Subtotal	6.38%	6.18%	7.21%
Commercial properties:
Non-owner occupied CRE	5.00%	5.82%	4.25%
Owner-occupied CRE	0.00%	6.75%	8.65%
Subtotal	5.00%	6.75%	8.64%
Land and construction	8.73%	8.82%	8.07%
Total real estate loans	6.57%	6.53%	7.58%
Commercial and industrial loans	7.23%	7.63%	8.47%
Consumer loans	7.50%	7.95%	2.05%
Total	7.09%	7.51%	8.39%

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2025	2024	2024
Average Balances:
Cash, FHLB stock, and fed funds	$1,217,346	$1,180,222	$958,059
Securities AFS	1,263,846	1,346,690	1,168,187
Securities HTM	698,885	721,548	779,516
Loans, including LHFS	9,129,297	9,770,057	10,096,425
Total interest-earnings assets	12,309,374	13,018,517	13,002,187
Deposits: interest-bearing	7,749,024	8,219,987	8,888,423
Deposits: noninterest-bearing	2,026,853	2,183,749	1,595,584
Borrowings	1,482,666	1,532,653	1,565,829
Subordinated debt	173,465	173,449	173,403
Total interest-bearing liabilities	9,405,155	9,926,089	10,627,655

Average Yield / Rate:
Cash, FHLB stock, and fed funds	4.71%	4.82%	5.14%
Securities AFS	5.30%	5.47%	5.26%
Securities HTM	2.49%	2.45%	2.27%
Loans, including LHFS	4.69%	4.71%	4.70%
Total interest-earnings assets	4.63%	4.68%	4.64%
Deposits (interest-bearing only)	3.84%	4.04%	4.28%
Deposits (noninterest and interest-bearing)	3.04%	3.19%	3.63%
Borrowings	4.08%	4.14%	4.08%
Subordinated debt	3.95%	3.94%	3.95%
Total interest-bearing liabilities	3.88%	4.05%	4.24%

Net Interest Rate Spread	0.75%	0.62%	0.40%

Net Interest Margin	1.67%	1.58%	1.17%

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income (loss) attributable to common shareholders, adjusted earnings (loss) per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average intangible assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net income (loss) attributable to common shareholders divided by average total assets.  Adjusted net income (loss) attributable to common shareholders includes various adjustments to net income (loss), and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss)  to the non-GAAP measure of adjusted net income (loss) attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2025	2024	2024
Average shareholders' equity	$1,054,998	$1,063,014	$921,911
Less: Average preferred stock	87,649	88,113	—
Average common equity	967,349	974,901	921,911
Less: Average intangible assets	3,349	3,668	4,701
Average tangible common equity	$964,000	$971,233	$917,210

Average assets	$12,595,392	$13,295,249	$13,281,368

Net income (loss)	$6,896	$(14,111)	$793
Adjustments:
Plus: Amortization of intangible assets expense	312	330	370
Total Adjustments	312	330	370
Less: Tax impact of adjustments above	(87)	(93)	(104)
Total after-tax adjustments to net income	225	238	266
Adjusted net income (loss) attributable to common shareholders(5)	$7,121	$(13,873)	$1,059

Tax rate utilized for calculating tax effect on adjustments to net income (loss)	28.0%	28.0%	28.0%

Return on average common equity(1)	2.9%	(5.8)%	0.3%
Return on average tangible common equity(2) (5)	3.0%	(5.7)%	0.5%

Return on average assets (3)	0.22%	(0.42)%	0.02%
Adjusted return on average assets (4) (5)	0.23%	(0.42)%	0.03%

(1)	Annualized net (loss) income divided by average common equity.
(2)	Annualized adjusted net (loss) income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net (loss) income divided by average assets.
(4)	Annualized adjusted net (loss) income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2025	2024	2024
Total noninterest expense	$61,721	$66,989	$50,609
Less: Amortization of intangible assets expense	(312)	(330)	(370)
Adjusted Noninterest expense	$61,409	$66,659	$50,239

Net interest income	$51,799	$51,310	$38,386
Plus: Total noninterest income	19,602	13,367	12,683
Adjusted Revenue(1)	$71,401	$64,677	$51,069

Efficiency Ratio(1)	86.0%	103.1%	98.4%

(1) Non-GAAP measure

FIRST FOUNDATION INC. FIRST QUARTER 2025 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, and adjusted  earnings (loss) per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity is calculated by taking shareholders’ equity and subtracting preferred stock and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings (loss) per share (basic and diluted) is calculated by dividing adjusted net income (loss) attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net  income (loss) to adjusted net income (loss) attributable to common shareholders is presented on page 18 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income (loss) Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net income (loss) per share (basic and diluted) to the non-GAAP measure of adjusted earnings (loss) per share (basic and diluted):

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2025	2024	2024
Shareholders' equity	$1,060,611	$1,053,363	$928,734
Less: Preferred stock	87,649	87,649	—
Total common equity	972,962	965,714	928,734
Less: Intangible assets	3,245	3,558	4,578
Tangible common equity	$969,717	$962,156	$924,156

Total assets	$12,588,397	$12,645,265	$13,586,275
Less: Intangible assets	3,245	3,558	4,578
Tangible assets(1)	$12,585,152	$12,641,707	$13,581,697

Equity to asset ratio	8.43%	8.33%	6.84%
Tangible common equity to tangible assets ratio(1)	7.71%	7.61%	6.80%

Book value per common share	$12.87	$12.79	$16.43
Tangible book value per common share(1)	$11.77	$11.68	$16.35
Basic common shares outstanding	82,386,071	82,365,388	56,511,864
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,811,000	29,811,000	—
Common shares underlying the Series B preferred shares	—	—	—
Basic common shares outstanding upon conversion (adjusted)	112,197,071	112,176,388	—

Book value per common share (adjusted) (1)	$9.45	9.39	—
Tangible book value per common share (adjusted) (1)	$9.42	9.36	—

Adjusted net income (loss) attributable to common shareholders(1)	$7,121	$(13,873)	$1,059

Weighted average basic common shares outstanding	82,373,616	82,195,021	56,484,353
Diluted common shares outstanding	83,484,754	82,195,021	56,503,573
Net income (loss) per share (basic)	$ 0.08	($ 0.17)	$ 0.01
Net income (loss) per share (diluted)	$ 0.08	($ 0.17)	$ 0.01
Adjusted earnings (loss) per share (basic)(1)	$ 0.09	($ 0.17)	$ 0.02
Adjusted earnings (loss) per share (diluted)(1)	$ 0.09	($ 0.17)	$ 0.02

(1) Non-GAAP financial measure